Exhibit 99.1
Capri Holdings Limited Raises Fiscal 2022 Guidance

London — June 29, 2021 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced that the Company raised its Fiscal 2022 revenue and adjusted earnings per share guidance. The updated guidance, along with a broader view of the Company’s vision, growth strategies and long term outlook, will be shared at the Company's’ Virtual Investor Day today beginning at 9:00 a.m. Eastern Daylight Time (EDT).

The Company now expects Fiscal 2022 revenue to be approximately $5.15 billion compared to previous guidance of approximately $5.10 billion, primarily reflecting better than anticipated fiscal first quarter sales trends. As a result of the better than expected first quarter outlook, the Company now expects Fiscal 2022 adjusted earnings per share to be between $3.80 and $3.90 as compared to prior guidance of $3.70 to $3.80.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, "As the world reopens, we are pleased to be seeing better than expected performance from all three of our iconic fashion luxury houses and are raising our outlook for the year. With greater visibility into the path of the global economic recovery, we now have even more confidence in the future and believe our three luxury houses position Capri Holdings to deliver multiple years of strong revenue and earnings growth.”

To view the live Virtual Investor Day, please go to the website at least 15 minutes early to register and download any necessary software. Registration and access to the live webcast can be found in the “Investor Relations” section of the Company's website (www.capriholdings.com). A question and answer session will follow the presentation and can be accessed through the webcast. A replay of the event will be made accessible shortly after completion of the event. Presentation materials will be made accessible shortly before the event begins and will be archived on the Company’s website following the conclusion of the presentation.

About Capri Holdings Limited
Capri Holdings Limited is a global fashion luxury group, consisting of iconic brands that are industry leaders in design, style and craftsmanship. Its brands cover the full spectrum of fashion luxury categories including women’s and men’s accessories, footwear and ready-to-wear as well as wearable technology, watches, jewelry, eyewear and a full line of fragrance products. The Company’s goal is to continue to extend the global reach of its brands while ensuring that they maintain their independence and exclusive DNA. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.

Forward Looking Statements
This press release contains statements which are, or may be deemed to be, “forward-looking statements.” Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri Holdings Limited (the “Company”) about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included in this press release may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “plans”, “believes”, “expects”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “might” or similar words or phrases, are forward-looking statements. These forward-looking statements are not guarantees of future financial performance. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements. These risks, uncertainties and other factors include the impact of the COVID-19 pandemic, levels of cash flow and future availability of credit, compliance with restrictive covenants under the Company’s credit agreement, the Company’s ability to integrate successfully and to achieve anticipated benefits of any acquisition and to successfully execute our growth strategies; the risk of disruptions to the Company’s businesses; risks associated with operating in international markets and our global sourcing activities; the risk of cybersecurity threats and privacy or data security breaches; the negative effects of events on the market price of the Company’s ordinary shares and its operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the Company’s businesses; fluctuations in demand for the Company’s products; levels of indebtedness (including the indebtedness incurred in connection with acquisitions); the timing and scope of future share buybacks, which may be made in open market or privately negotiated transactions, and are subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy and other relevant factors, and which share repurchases may be suspended or discontinued at any time, the level of other investing activities and uses of cash; changes in consumer traffic and retail trends; loss of market share and industry competition; fluctuations in the capital markets; fluctuations in interest and exchange rates; the occurrence of unforeseen epidemics and pandemics, disasters or catastrophes; political or economic instability in principal markets; adverse outcomes in litigation; and general, local and global economic, political, business and market conditions, as well as those risks set forth in the reports that the Company files from time to time with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2021 (File No. 001-35368). Any forward-looking statement in this press release speaks only as of the date made and the Company disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

CONTACTS:

Investor Relations:
Jennifer Davis
(201) 514-8234
Jennifer.Davis@CapriHoldings.com

Media:
Press@CapriHoldings.com